Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Foot Locker, Inc.

We consent to the incorporation by reference in the following Registration Statements of Foot Locker, Inc. and subsidiaries of our reports dated March 27, 2006 relating to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of January 28, 2006 and January 29, 2005 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 28, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006 and the effectiveness of internal control over financial reporting as of January 28, 2006, which reports appear in the January 28, 2006 Form 10-K of Foot Locker, Inc. and subsidiaries.

–	Form S-8 No. 33-10783

–	Form S-8 No. 33-91888

–	Form S-8 No. 33-91886

–	Form S-8 No. 33-97832

–	Form S-8 No. 333-07215

–	Form S-8 No. 333-21131

–	Form S-8 No. 333-62425

–	Form S-8 No. 333-33120

–	Form S-8 No. 333-41056

–	Form S-8 No. 333-41058

–	Form S-8 No. 333-74688

–	Form S-8 No. 333-99829

–	Form S-8 No. 333-111222

–	Form S-8 No. 333-121515

–	Form S-3 No. 33-43334

–	Form S-3 No. 33-86300

–	Form S-3 No. 333-64930

New York, New York
March 27, 2006